Exhibit 10.3

BANK OF COMMUNICATIONS HONG KONG BRANCH

Our Ref :    LC-04-0409-836553-4363

To          :    Contech International (Hong Kong) Limited

Date: 14th September 2004

Important Notices:

This letter sets out the terms and conditions upon which our bank would revise general banking facilities to you. You are advised to read and understand these terms and conditions carefully before accepting the banking facilities.

Dear Sirs / Madams,

Re:	General Banking Facilities

With reference to our recent discussion, we, Bank of Communications, Hong Kong Branch, are pleased to revise the following facilities (the “Facilities”) to you subject to the General Agreement for Banking Facilities and the terms stated below. Words and expressions defined in the General Agreement for Banking Facilities shall have the same meaning in this letter.

1.	Facilities

•	Overdraft Facility (against charged deposits)

Limit	Interest Rate
USD6,000,000.00***

(i) Overnight LIBOR or (ii) 1.5% p.a. above the deposit rate for the charged deposit (whichever is the highest) and payable monthly on the last business day to the debit of your account No.027-535-0-200308-3 with monthly rests.

Remarks

Overdraft Facility of USD6,000,000.00 can be interchanged with equivalent Hong Kong Dollars Currency and the interest rate will be charged as follows:-

i)	Overnight HIBOR or (ii) 2% p.a. below the HKD Best Lending Rate (whichever is the highest and payable monthly on the last business day to the debit of your account No.027-535-0-200307-0 with monthly rests.

•	Spare Overdraft Facility (against charged deposits)

Limit	Interest Rate
USD4,000,000.00***

(i) Overnight LIBOR or (ii) 1.5% p.a. above the deposit rate for the charged deposit (whichever is the highest) and payable monthly on the last business day to the debit of your account No.027-535-0-200308-3 with monthly rests.

Remarks

a)	100% deposits shall be held by us upon utilization of this facility.

b)	Overdraft Facility of USD4,000,000.00 can be interchanged with equivalent Hong Kong Dollars Currency and the interest rate will be charged as follows:-

i)	Overnight HIBOR or (ii) 2% p.a. below the HKD Best Lending Rate (whichever is the highest) and payable monthly on the last business day to the debit of your account No.027-535-0-200307-0 with monthly rests.

2.	Conditions Precedent / Collateral Securities

•	The following collateral securities and/or legal documents shall be provided:-

•	Pledge of Deposits for USD6,000,000.00 (or its equivalent in foreign currency acceptable to us).

•	Duplicate copies of this facility letter duly accepted and executed by you.

•	General Agreement for Banking Facilities duly accepted and executed by you.

•	Certified extract of board resolutions (and shareholders’ meeting where appropriate) from the relevant parties approving the terms of this letter, the General Agreement for Banking Facilities and other condition precedent documents.

•	In respect of any or all documents supplied by you to us in support of your credit application, you shall, upon our request, produce the originals of such documents for our inspection.

3.	Fees & Expenses

•	A handing charge of HKD500.00 shall be payable by you upon acceptance of this letter.

•	Apart from all costs, expenses, administrative charge and default interest (if applicable) arising from your failure to make payment on its due date, the Bank reserves the right to charge you collection charge of HKD1,500.00 (or such other amount, as determined by the Bank from time to time) upon each issuance of solicitor’s demand letter to you and/or the security provider(s). This collection charge shall be borne by you on a full indemnity basis.

•	Unless agreed by us, all monies paid under this Clause 3 shall not be refunded once paid.

4.	Authorization to debit account(s)

•	We shall be authorized to debit current account Nos.027-535-0-200308-3 & 027-535-0-200307-0 in name of Contech International (Hong Kong) Limited at any time and from time to time to time for all or any of the instalment payment, interest, fees, charges, commissions, costs, valuation fees, insurance premium, government rents, expenses and other sums due and payable by the captioned Borrower(s) without prior notice to the captioned account holder. Such sums shall be deemed duly drawn or overdrawn from the captioned account(s) by the captioned account holder. The captioned account holder hereby agree and guarantee that all payments from the captioned debited account in payment of any indebtedness of the Borrowers shall not confer any right, whether by way of suborgation or otherwise, on the captioned account holder in respect of any security now or at any time hereafter, and from time to time given by the Borrowers/Chargor(s) to us in respect of any of the captioned Banking Facilities.

5.	Other conditions

•	Notwithstanding any contrary provision herein contained, we reserve the overriding right to demand immediate repayment of all outstanding indebtedness, liabilities and/or obligations (including interest and default interest thereon) due, owing or incurred by you (actual or contingent) to us under or in respect of the Facilities.

6.	Security

•	We reserve our rights under Clause 12 of the General Agreement for Banking Facilities to request for top up of collateral security at any time after our prior notice to you and to dispose of such security should the request for top up be unsatisfied within the requested period.

7.	Date of Review

•	Unless the Facilities are cancelled by us, they are subject to our review on or before 31st July 2005 or at such other times as we deem fit.

8.	Miscellaneous

•	If there is any conflict or inconsistency between the provision(s) hereof and the provision(s) of the General Agreement for Banking Facilities, it is agreed that the provisions(s) hereof shall prevail.

Please signify your acceptance of the offer by signing and returning to us duplicate copy of this facility letter within 30 days from the date of this letter, failing which this offer shall lapse. Further, if the condition precedent and security documents listed above are not provided to us to our satisfaction within 30 days from your acceptance of this offer, the Facilities will not be made available to you or subject to our review of the terms and conditions thereof by notice to you.

We hope you would avail yourself the banking facilities frequently to our mutual benefit and we assure you of our best services at all times.

Yours faithfully, For Bank of Communications Hong Kong Branch

/s/ Honhui Lu
Authorized Signature(s)

After due and the careful consideration of the contents of this facility letter, I/we hereby accept the Facilities and agree to be bound by the terms and conditions set out herein.

/s/ Shi Yang
Borrower: Contech International (Hong Kong) Limited

Date: 15th September 2004

Witness: /s/    Chan Lui

                            Chan Lui

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